Exhibit 4.12

Dated the 12th day of November 2025

PIONEER TIME INVESTMENT LIMITED

(RECEIVERS AND MANAGERS APPOINTED)

AND

LUDA DEVELOPMENT LIMITED

(Business Registration No. 34336774)

TENANCY AGREEMENT

(OFFICE)

Premises	Rooms 1606-7 on the 16th Floor of YF Life Centre No. 25 Jaffe Road and No.38 Gloucester Road, Wanchai, Hong Kong

Term	One (1) year and ten (10) months fixed term

Commencing	the 7th day of January 2026

Expiring	the 6th day of November 2027

Rent	HK.$104,032.50 per month

PARTIES	THIS AGREEMENT made the 12th day of November Two Thousand and Twenty-Five

BETWEEN

(1) PIONEER TIME INVESTMENT LIMITED (RECEIVERS AND MANAGERS APPOINTED), a company incorporated in the British Virgin Islands, whose principal place of business in Hong Kong is situated at 17th Floor, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong (hereinafter called “the Landlord” which expression shall where the context so admits include the person for the time being entitled to the reversion immediately expectant on the term hereby created) of the one part;and

(2) LUDA DEVELOPMENT LIMITED whose registered office is situate at Unit H, 13th Floor, Kaiser Estate, Phase 2, 47-53 Man Yue Street, Hunghom, Kowloon, Hong Kong (Business Registration No.34336774) (hereinafter called “the Tenant”) of the other part.

WITNESSETH as follows :-

DEMISE PARCELS	1.	In consideration of the rent and the Tenant’s covenants hereinafter reserved and contained the Landlord hereby demises unto the Tenant ALL THAT portion of the building erected on or on part of ALL THAT piece or parcel of ground situate at Victoria, Hong Kong more particularly described in Part I of the First Schedule hereto now known as YF LIFE CENTRE, No.25 Jaffe Road and No. 38 Gloucester Road, Wanchai, Hong Kong (hereinafter called “the Building”) which said portion consists of the area more particularly described in Part II of the First Schedule hereto (hereinafter called “the Premises”)

ANCILLARY RIGHTS		TOGETHER with the use in common with the Landlord and others having the like right of the common entrances, staircases, landings, lavatories and passages of the Building and of the lifts and central air-cooling and/or heating services as provided by the Landlord (whenever the same shall be operating) so far as the same are necessary to the enjoyment of the Premises. EXCEPT AND RESERVED unto the Landlord and all persons authorised by the Landlord or otherwise entitled thereto:-

(i)	the right of free and uninterrupted passage and running of water, soil, gas, drainage, electricity and all other services or supplies through such sewers, watercourses, conduits, pipes, wires, cables and ducts as are now or may hereafter be in, on or under the Premises and serving or capable of serving the Building or any adjoining or neighbouring property together with the right to enter upon the Premises to inspect repair or maintain any such sewers, watercourses, conduits, wires, cables and ducts;

(ii)	the exclusive right to install or affix to any part of the Building such flues, pipes, conduits, chimneys, aerials, plant, machinery and other apparatus, signs, placards, posters and other advertising structures whatsoever (whether illuminated or not) as the Landlord shall think fit together with the right to repair maintain service remove or replace the same;

(iii)	the right to erect or alter or consent to the erection or alteration of any building for the time being on any adjoining or neighbouring property notwithstanding that such erection or alteration may diminish the access of light and air enjoyed by the Premises and the right to deal with any such property as it may think fit;

(iv)	the right and liberty to enter upon the Premises in the circumstances in which the covenants by the Tenant contained in these presents permit such entry;

(v)	the right to subjacent and lateral support from the Premises for the remainder of the Building; and

(vi)	all easements quasi-easements privileges and rights whatsoever now enjoyed by any adjoining or neighbouring property in under over or in respect of the Premises as if such adjoining and neighbouring property and the Premises had at all times heretofore been in separate ownership and occupation and such matters had been acquired by prescription or formal grant.

HABENDUM TERM	TO HOLD the Premises unto the Tenant for the term specified in the Second Schedule hereto determinable as hereinafter provided PAYING THEREFOR the rent(s) specified in the second column of Part I of the Third Schedule hereto for the period specified in the corresponding entry in the first column of Part I of the Third Schedule hereto. The rent(s) payable hereunder is(are) exclusive of rates and shall be paid in advance without any deduction or set off on the 1st day of each and every successive calendar month the first of such payments of rent to be made on the signing of this Agreement.

Without prejudice to any other remedy available to the Landlord if and so often as any rent reserved pursuant to the terms and provisions of this Agreement (whether formally demanded or not) or any other money due from the Tenant under the terms and provisions of this Agreement shall be unpaid after becoming due and payable the Tenant shall also pay on demand by way of rent interest on such unpaid rent and other moneys from the due date until payment at the rate of three (3) per cent per annum above the rate from time to time quoted by The Hongkong and Shanghai Banking Corporation Limited as its prime rate.

SERVICE CHARGES	2. The Tenant shall also pay to the Landlord by way of further or additional payments for the provision by the Landlord of the maintenance and management of the Building the sums specified in and calculated in accordance with Part II of the Third Schedule hereto (hereinafter collectively called “the Service Charges”) such sums to be paid monthly in advance throughout the term and on the days and in the manner as the payment of rent hereinbefore mentioned (which shall be subject to increase by the Landlord as provided in Clause 3) the first of such payments to be made on the signing of this Agreement.

INCREASE IN SERVICE CHARGES	3. The parties hereto agree that the Service Charges shall be subject to increase at any time during the continuance of the term hereby created upon the Landlord giving to the Tenant one (I) calendar month’s notice in writing of such increase and of the consequent revision to the budget referred to in Part II of the Third Schedule hereto and upon the expiration of the said period of one (1) month the Service Charges shall be increased by the amount specified in the Landlord’s notice. There shall be no restriction on the number of occasions upon which the Landlord may call for an increase in the Service Charges.

LANDLORD’S FIXTURES AND FITTINGS	4. The Landlord shall provide such fixtures and fittings (being and forming part of the Landlord’s fixtures and fittings) for the Premises as are described in the Fourth Schedule hereto. The Tenant shall not be entitled to demand the provision of any other fixtures and fittings from the Landlord.

TENANT’S COVENANTS	5. THE TENANT HEREBY COVENANTS WITH THE LANDLORD as follows, namely :-

TO PAY RENT, ETC.	(a)	To pay the rent and Service Charges hereby reserved in Hong Kong Currency in the manner herein stipulated.

TO PAY RATES, TAXES ETC.	(b)	To pay rates charged on the Premises as assessed by the Government quarterly in advance which shall be or be deemed to be payable and due on the first day of the months of January, April, July and October provided that the first payment thereof shall be paid on the commencement of the tenancy and in the event of the Premises not having been assessed to rates by the Government to pay quarterly in advance such sum (not exceeding such percentage as shall from time to time be determined by the Legislative Council in accordance with Section 18 of the Rating & Valuation Ordinance as the percentage of the rateable value on which rates shall be computed on the rent for the corresponding quarter) as shall be required by the Landlord as a deposit by way of security for the due payment of rates subject to adjustment on actual rating assessment being received from the Government and also to pay and discharge all taxes, assessments, duties, charges, impositions and outgoings whatsoever now or hereafter to be imposed or charged on the Premises or upon the owner or occupier in respect thereof by the Government of Hong Kong or other lawful authority (Government Rent and Property Tax alone excepted).

METHODS OF PAYMENT	(c)	To pay the rent rates Service Charges and any other periodic charges mentioned herein by way of cheque or cashier order issued by a licensed bank in Hong Kong.

TO PAY FOR UTILITIES	(d)	To pay and discharge all deposits and charges in respect of electricity, gas, water and telephones as may be shown by the separate meter or meters installed upon the Premises or by accounts rendered to the Tenant.

TO PAY FOR CLEANSING AND CLEARING OF DRAINS	(e)	To pay on demand to the Landlord the cost incurred by the Landlord in cleansing and clearing any drains choked or stopped up owing to careless use by the Tenant or its employees customers invitees or licensees.

TO FIT OUT	(f)	To fit out the Premises at the Tenant’s expense in accordance with such proposals, fitting-out plans and specifications as shall have been first submitted to and approved in writing by the Landlord (provided that the Landlord may impose such conditions and/or request for further information as it deems necessary in its sole discretion for giving such consent, and the Tenant shall provide requested information and/or evidence to the satisfaction of the Landlord forthwith and in any event within seven (7) days from such request) in a good and proper workmanlike fashion and in all respects in a style and manner appropriate to a first class office building and so to maintain the same throughout the said term in good repair and condition to the satisfaction of the Landlord. The Tenant will not cause or permit to be made any variation to the approved fitting out plans and specifications or to the interior design or layout of the Premises without the previous approval in writing of the Landlord and in the event of such approval being requested it shall be a condition precedent to the granting thereof that the Tenant shall pay to the Landlord on demand (i) any fees and/or costs incurred by the Landlord in obtaining the approval of its architect and/or specialist consultants; (ii) the cost to the Landlord of all consequential alterations to the standard interior design and layout of the Premises and the standard fixtures and fittings therein and thereon and an administration fee of 15% of such cost. For the avoidance of doubt, the Tenant shall not commence any fitting works prior to obtaining the Landlord’s written approval.

FITTING OUT AND ALTERATIONS	(i)	At the Tenant’s expense to fit out the Premises and to effect any alterations or additions for which the consent of the Landlord under Clause 5(q) hereof has been obtained in accordance with such proposals, plans and specifications as shall have been first submitted to and approved in writing by the Landlord in a good and proper workmanlike fashion and in all respects in a style and manner appropriate to a first class office building and so to maintain the same throughout the said term in good repair and condition to the satisfaction of the Landlord. The Tenant will not cause or permit to be made any variation to the approved plans and specifications or to the interior design or layout of the Premises without the previous approval in writing of the Landlord and it shall be a condition precedent to the granting of any approval under this Clause that the Tenant shall reimburse to the Landlord any fees and/or costs charged to the Landlord for the approval of its architect and/or specialist consultants. The Tenant shall comply with all applicable law for and shall be solely responsible for obtaining all necessary approval and consent from all relevant Government Authority and utility companies required for all work performed by or on behalf of the Tenant on the Premises.

	(ii)	At the Tenant’s expense to employ only the Landlord’s nominated contractors for all work involving alterations to the structure of the Building or the standard air-conditioning, mechanical or electrical systems or fire services installation (including sprinklers) and to pay to the Landlord on demand a Consultancy and Administration fee of 15% of the cost of any such alteration work for any services provided or deemed necessary by the Landlord in respect thereof.

(iii)	The tenant will be required to pay the alteration costs (inclusive of the consultancy and administrative fee) according to the following payment terms:-

For Quotation/Budget Estimates above HK.$50,000

(a)	To deposit with the Landlord 50% of the estimated costs of the proposed alteration work prior to the Landlord’s nominated contractors commencing the actual work;

(b)	To pay the Landlord a second deposit of 30% of the estimated costs within fourteen (14) days after commencing the actual work;

(c)	To pay the Landlord a further deposit of 15% of the estimated costs within twenty eight (28) days after commencing the actual work; and

(d)	The remaining balance of the total costs together with variations (if any) will be payable to the Landlord within seven (7) days upon the Tenant receives the advice of final contract sum after the completion of the alteration works.

For Quotation/Budget Estimates of HK.$50.000 or below:-

(a)	To deposit with the Landlord 100% of the estimated costs of the proposed alteration work prior to the Landlord’s nominated contractors commencing the actual work; and

(b)	Variations (if any) will be payable to the Landlord within seven (7) days upon the Tenant receives the advice of final contract sum after the completion of the alteration works.

TO KEEP IN REPAIR	(g)	To keep all interior of the Premises including the flooring and interior plaster or other finishing material or rendering to walls and all ceilings and the Landlord’s fixtures and fittings therein and all additions thereto including all doors windows electrical installations and wiring and fire alarm and fire fighting installations in good clean substantial and proper repair and condition and properly preserved and painted as may be appropriate when from time to time appropriate or required or whenever required by the relevant Government Authority and to maintain the same at the expense of the Tenant Provided that the Tenant shall not be obliged to repair or reinstate the interior of the Premises and the Landlord’s fixtures and fittings therein where the same have been destroyed or damaged by an Insured Risk (as hereinafter defined) save in the event that the insurance moneys in respect thereof are irrecoverable in whole or in part due to some act or default on the part of the Tenant. The Tenant particularly agrees:-

WINDOW GLASS	(i)	to reimburse to the Landlord the cost of replacing all broken and damaged window glass irrespective of the cause of such breakage or damage caused by a design or structural defect;

ELECTRICAL WIRING	(ii)	to repair or replace, if so required by the appropriate Supply Company, Statutory Undertaker or Authority as the case may be under the terms of any Electricity Supply Ordinance for the time being in force or any Orders in Council or Regulations made thereunder, all the electrical wiring installations and fitting within the Premises and the wiring from the Tenant’s meter or meters to and within the same;

INTERIOR DEFECTS	(iii)	to be wholly responsible for any damage or injury caused to any person whomsoever or property whatsoever directly or indirectly through the defective or damaged condition of any part of the interior of the Premises and to make good the same by payment or otherwise and to indemnify the Landlord against all costs claims demands actions liabilities and legal proceedings whatsoever made upon the Landlord by any person in respect thereof; and

DRAINS, PIPES CABLES, ETC.	(iv)	insofar as the same may not be part of the interior of the Premises to keep in good clean substantial and proper repair and condition all drains, soil and other pipes, cables, wires, ducts, mains and apparatus associated therewith and any equipment and fittings ancillary thereto which belong to form part of or solely serve the Premises and to indemnify the Landlord against all costs, claims, demands, actions, liabilities, and legal proceedings whatsoever made upon the Landlord by any person in respect of any breach of this covenant.

TO YIELD UP	(h)	(i)	To yield up the Premises quietly at the expiration or sooner determination of the term in good clean substantial and proper repair and condition (damage or destruction due to any causes mentioned in Clause 7(b) hereof excepted) AND thereupon to surrender to the Landlord all keys leading to all parts of the Premises and to remove at the Tenant’s sole expense all fixtures, fittings, additions, partitions, floor coverings, erections, and alterations whether the same were made or installed by the Tenant or otherwise and whether during the term hereof or at any time prior thereto upon or in the Premises and to reinstate restore and make good any damage caused by such removal or re-instatement Provided always that the Tenant’s obligations relating to removal or reinstatement under this Clause may be modified or varied by the Landlord at its sole and absolute discretion from time to time notifying the Tenant in writing that the Landlord proposes without payment of any compensation to retain all or any of the said fixtures, fittings, additions, partitions, floor coverings, erections and alterations in the nature of the Landlord’s fixtures and fittings which the Tenant is otherwise liable hereunder to remove but subject to this proviso, the Tenant shall re-instate restore and make good the Premises or any part thereof requiring to be reinstated restored or made good and in the event of the Tenant failing so to do the Tenant shall on demand forthwith pay to the Landlord all the cost and expenses of such re-instatement restoration or making good.

ACCESS TO PROSPECTIVE TENANTS	(ii)	For the period of three (3) months immediately prior to the expiration or sooner determination of the term the Tenant shall permit all persons having written authority from the Landlord or the Landlord’s agents to enter and view the Premises and every part thereof at all reasonable times upon prior reasonable notice.

TO PROTECT INTERIOR	(i)	To take all reasonable precautions to protect the interior of the Premises from damage threatened by an approaching storm gale or typhoon.

WATER APPARATUS	(j)	To keep at the expense of the Tenant the lavatories and water apparatus when used exclusively by the Tenant and its employees customers invitees or licensees in good clean substantial and proper repair and condition at all times during the term to the satisfaction of the Landlord and in accordance with the Regulations of the Public Health or other Government Authority concerned.

TO PERMIT LANDLORD TO ENTER AND VIEW	(k)	(i)	To permit the Landlord and its agents with or without workmen or others and with or without appliances at all times to enter the Premises to view the condition thereof and to take Inventories of the Landlord’s fixtures and fittings therein;

(ii)	Within the space of one (1) calendar month from the time of receipt of notice requiring the Tenant so to do to make good all defects and wants of repair then found which are the liability of the Tenant; and

(iii)	To permit the Landlord and its agents with or without workmen or others and with or without appliances at all times to enter upon the mechanical/air-conditioning plant room as indicated on the plan attached via the Premises.

TO PERMIT ENTRY	(1)	(i)	To permit the duly authorised agents or servants of the Landlord and any other persons duly authorised by the Landlord at any time to enter the Premises (and by force if necessary) for the purposes of security, safety and/or fire fighting, inspecting the condition of the Premises, ensuring compliance with all legislation, regulations and/or carrying out routine and essential or emergency repairs or alterations or additions to or maintenance or renewal of the Building and the Landlord’s services and fixtures and fittings within the Building and any other services or fixtures which may be supplied or provided to or installed in the Building by third parties including, without limitation to the generality of the foregoing, telephone and other communication services and fixtures and fittings installed in connection therewith, and of making good on behalf of the Tenant and at the Tenant’s expense any defects or effecting any repairs which the Tenant has failed to do under the terms of this Agreement

(ii)	Without prejudice to the generality of clause 5(1)(i), the Tenant acknowledges that the Landlord and all others authorised by the Landlord may inspect the Tenant’s use of the Premises, and/or survey and take records (whether by way of photographs or measurements), and/or enter and remain on the Premises for a reasonable period of time as may be necessary for the Landlord and all others authorised by the Landlord to carry out the inspection and/or survey with or without workmen, appliances, and materials. The Tenant agrees to use all reasonable efforts to cooperate with the Landlord in this regard.

USER	(m)	Not to use the Premises for any purpose other than such as are specified in the Fifth Schedule hereto and only to the extent permitted by the Government Grant, the Occupation Permit of the Building, and the Deed of Mutual Covenant of the Building (if any).

Notwithstanding anything herein contained, the Landlord and the Tenant hereby further agree that if at any time during the continuance of this tenancy any notice shall be served on the Landlord or the Tenant by any Government Authority or relevant authority or the building manager prohibiting or objecting to the Tenant’s use of the Premises (whether the use as specified in the Fifth Schedule or otherwise), as being unauthorised illegal or not in compliance with the Government Grant, Deed of Mutual Covenant (if any) and/or Occupation Permit of the Building, then the Tenant shall forthwith cease carrying on such user and if the Tenant shall fail to rectify or cease to carry on such use within fourteen (14) days after the Landlord’s demand, the Landlord shall have the right to terminate this Agreement by giving to the Tenant not less than one (1) month’s prior written notice, and on the expiry of the said notice the Tenant shall quit and deliver up vacant possession of the Premises to the Landlord in the manner as provided under this Agreement and this Agreement shall thereupon determine and the deposits paid by the Tenant to the Landlord hereunder shall be absolutely forfeited without prejudice to the right of the Landlord to claim against the Tenant for any accrued antecedent rights and claims by the Landlord against the Tenant, and the Tenant shall, if so required by the Landlord, execute a surrender agreement in respect of the Premises in such form as prepared by the Landlord’s solicitors at the Tenant’s legal costs and disbursements.

NOT TO MISUSE	(n)	Not to permit or suffer any part of the Premises to be used for the purpose of gambling or for any illegal, immoral or improper purposes or so as to cause nuisance, annoyance, inconvenience damage or danger to the occupiers of adjacent premises or other premises in the neighbourhood.

NOT TO STORE GOOD	(o)	(i)	Not without the previous consent in writing of the Landlord to use the Premises or any part thereof for the storage of goods or merchandise other than in normal quantities consistent with the nature of the Tenant’s trade or business nor to keep or store or cause or permit to be kept or stored any dangerous goods within the meaning of the Dangerous Goods Ordinance or any enactment replacing the same and the Regulations applicable thereto or any modification thereof and in so far as such Ordinance or its Schedules or Regulations may be altered this Clause shall have reference to any alteration thereof.

(ii)	Not without the previous consent in writing of the Landlord to keep store use bring into or suffer to be kept stored used brought into the Premises or the Building or any part thereof any arms or ammunition (as defined in the Arms and Ammunition Ordinance) PROVIDED ALWAYS that it shall be within the absolute discretion of the Landlord to grant or withhold such consent and it shall be a condition precedent to any such consent that the Tenant shall produce evidence of compliance with the said Ordinance or any statutory modification or reenactment thereof for the time being in force and Provided Also that at all times the Tenant shall indemnify the Landlord from and against all actions proceedings demands liability costs claims and expenses in respect of any loss, damage to person or property, injury or death suffered by any person or body as a result of any such arms or ammunition being kept stored used brought into or suffered to be kept stored used or brought into the Premises or the Building by the Tenant its licensees or invitees and whether or not any consent thereto has been granted by the Landlord.

NOT TO COMMIT NUISANCE, ETC.	(p)	Not to make produce or suffer or permit to be made or produced any noise (including but not limited to music or sound produced by broadcasting from television radio and any apparatus equipment or instrument capable of creating producing or reproducing music or sound) or vibration or other acts or things in or on the Premises which is/are or may be a nuisance or annoyance to the Landlord or to the tenants or occupiers of adjacent or neighbouring premises unless authorised by the Landlord on specific occasions.

NOT TO MAKE ALTERATIONS, ETC.	(q)	Not to make or permit to be made any alterations in or additions to the Premises or to the electrical and communications wiring and other installations or other Landlord’s fixtures and fittings or to install any internal partitions plant equipment apparatus or machinery therein (other than usual office equipment) without having first obtained the written licence and consent of the Landlord therefor or cut, maim, or injure or suffer to be cut, maimed or injured any doors, windows, walls, structural members or other fabric thereof.

NOT TO EXCEED FLOOR LOADING	(r)	Not without the previous written consent of the Landlord to install or permit or suffer to be installed any equipment apparatus partitions machinery or any other object of whatsoever nature whether fixed or free-standing which imposes a weight on any part of the flooring of the Premises in excess of 4Kn/m.sq. (or 80 pounds per square foot). The Landlord shall be entitled to prescribe the maximum weight and permitted locations of safes and other heavy equipment and to require the same to stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary.

NOT TO ALTER LOCKS, BOLTS, LOADING	(s)	Not without the prior consent in writing of the Landlord to install additional locks bolts or other fittings to the entrance doors of the Premises or in any way to cut or alter the same.

TO COMPLY WITH ORDINANCE ETC. AND GOVERNMENT LEASE	(t)	To obey comply with and indemnify the Landlord against any breach of the Government Grant, all ordinances, regulations, bye-laws, rules, demands, orders, notices, directions and requirements of any Government Authority or other competent authority relating to the Premises or any part thereof, the conduct and carrying on of the Tenant’s activities on the Premises or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant.

NOT TO ASSIGN, PART WITH POSSESSION ETC.	(u)	Not to transfer assign underlet license share or otherwise part with the possession of the Premises or any part thereof either by way of sub-letting, lending, sharing, or other means whereby any person or persons not a party to this Agreement obtains the use or possession of the Premises or any part thereof for all or any part of the term hereby granted and irrespective of whether any rental or other consideration is given for such use or possession and in the event of any purported transfer, assignment, underletting, licensing, sharing or parting with the possession of the Premises (whether for monetary consideration or not) the Landlord shall be entitled to terminate this Agreement and the Tenant shall forthwith thereupon surrender vacant possession of the Premises to the Landlord without prejudice howsoever to the rights of either party in respect of any antecedent breach of any of the covenants terms and conditions contained herein Provided that the Tenant shall have the right to permit its holding company and any subsidiary of its holding company to occupy any part or parts of the Premises as Licensee. The lease created hereby shall be personal to the Tenant named in this Agreement. Without limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord, be deemed to be in breaches of this Clause

(i)	In the case of the Tenant being a partnership, the taking in of one or more new partner whether on the death or retirement of an existing partner of otherwise.

(ii)	In the case of the Tenant being an individual (including a sole surviving partner of a partnership tenant), the death, insanity or other disability of that individual to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of such an individual.

(iii)	In the case of the Tenant being a corporation, the take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons in whom the majority of its voting shares are vested or who otherwise has/have effective control thereof.

(iv)	The giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess, occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(v)	The change of the business name of the Tenant.

FOOD RESTRICTION	(v)	Not to allow the delivery of food to the Premises except by means of the service lifts or the preparation or consumption of food on the Premises other than the preparation and consumption of light meals or refreshments for consumption by the Tenant’s employees or guests provided that such light meals or refreshments shall not be consumed within sight of customers and/or the public. The Tenant shall ensure that all wet garbage and refuse will be disposed of by arrangement with and in containers specified by the management of the Building.

OVERNIGHT OPERATIONS GUARDS, ETC.	(w)	Not to permit or suffer any person or persons to remain in the Premises or the Building overnight without the Landlord’s prior permission in writing. Such permission shall only be given to enable the Tenant to operate its business or to post watchmen to guard the contents of the Premises which shall not be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance or any other enactment or modification thereof for the time being in force.

NOT TO BLOCK ENTRANCES, STAIRCASES, ETC.	(x)	Not to place or leave in the entrance or any of the lifts, staircases, passages, lobbies, landings or other common areas of the Building any boxes, furniture, chattels, refuse or rubbish or otherwise encumber the same. In addition to any other remedy available to the Landlord hereunder or at Law, in the event of the Tenant being in breach of this Clause the Landlord, its servants or agents may without prior notice to the Tenant treat any item whatsoever so placed or left as abandoned and at the Tenant’s expense (payable on demand) dispose of the same in whatever manner it shall in its absolute discretion decide and the Tenant hereby specifically authorises the Landlord so to do.

NOT TO ERECT SIGNS	(y)	Not to erect exhibit or display within or on the exterior of the Premises or the Building any writing sign aerial flagpole or other device whether illuminated or not unless the same and the proposed location thereof shall have previously been approved in writing by the Landlord.

NOT TO VITIATE INSURANCES	(z)	Not to do or permit to be done any act or thing whereby the policy or policies of insurance on the Premises against damage by fire or against claims by third parties for the time being subsisting may become void or voidable or whereby the rate of premium or premia thereon may be increased, and (if so required) to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or premia thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies rendered necessary by a breach of this Clause.

RESTRICTION ON DELIVERIES	(aa)	Not to take delivery of furniture equipment fittings or bulky items in and out of the Building outside the hours specified in the Sixth Schedule hereto and under no circumstances to use passenger lifts for goods delivery purposes at any time. In the event of the Tenant requiring delivery outside the hours so specified, the Tenant will be liable for payment on demand of any additional cost to the Landlord, including the payment for overtime to any necessary supervisory staff.

INDEMNITY BY TENANT	(ab)	To indemnify and keep the Landlord fully indemnified from and against all actions proceedings demands costs expenses liabilities and claims whatsoever by the tenants and occupiers of any other parts of the Building and any third party in respect of any act or liability caused by or arising from the act, neglect or default (irrespective of whether wilful or not) of the Tenant or any invitee or licensee of the Tenant or any workmen servants or persons who are suffered or permitted by the Tenant to be in the Premises or any part thereof.

EXCLUSION OF LANDLORD’S LIABILITY	(ac)	Not to hold the Landlord liable in any way to the Tenant or to any person whomsoever in respect of any injury damage or loss of business or other liability whatsoever which may be suffered by the Tenant or by any other person or any property howsoever caused and in particular, but without limitation caused by or through or in any way owing to :-

(i)	any interruption of any of the services hereinbefore mentioned by reason of necessary repair or maintenance of any installations or apparatus or damage thereto or destruction thereof by fire water act of God or other cause beyond the Landlord’s control or by reason of mechanical electrical or other defect or breakdown or other inclement conditions or unavoidable shortage of fuel materials water or labour or any cause whatsoever beyond the Landlord’s control; or

(ii)	the act neglect or default of the tenants and occupiers of any other parts of the Building and their employees agents licensees and invitees.

(ad)	Not to hold the Landlord liable in any way to the Tenant or to any person whomsoever in respect of any injury damage or loss of business whatsoever which may be suffered by the Tenant or by any other person or any property howsoever caused and in particular, but without limitation, caused by or through or in any way owing to:-

(i)	any defect in the supply of electricity or from any surge reduction variation interruption or termination in the supply of electrical power, or

(ii)	any typhoon landslide subsidence of the ground escape of fire leakage of water or electric current from the water pipes or electric wiring cables or ducts situate in upon or in any way connected with the Building or any part thereof or dropping or falling of any article object or material whatsoever including cigarette ends, glass or tiles, the escape of water, fire or electricity or vibrations from any floor office or premises forming part of the building or in the neighbourhood, or

(iii)	the defective or damaged condition of the Premises or the Landlord’s fixtures therein or any part thereof;

provided that nothing in this Clause 5(ad) contained shall exclude or restrict any liability of the Landlord for death or personal injury resulting from the negligence of the Landlord or its servants or agents.

OBSERVANCE OF TERMS OF DEED OF MUTUAL COVENANT	(ae)	Not to do anything which would amount to a breach or non-observance of the terms, conditions, covenants and restrictions contained or referred to in the Government Grant under which the Premises are held or any Deed of Mutual Covenant relating to the Building and/or the Premises and to indemnify the Landlord against any such breach or non-observance.

6.	THE LANDLORD HEREBY COVENANTS WITH THE TENANT as follows :-

QUIET POSSESSION	(a)	To permit the Tenant (duly paying the rent Service Charges rates and other outgoings and charges hereinbefore referred to and observing and performing the covenants herein contained) to have quiet possession and enjoyment of the Premises during the said term without any interruption (except as herein provided) by the Landlord or anyone lawfully claiming under or through or in trust for the Landlord.

(b)	Subject to the payment by the Tenant of the rent Service Charges rates and other outgoings and charges hereinbefore referred to and observing and performing the covenants herein contained and as regards paragraph (ii) below subject also to Clause 5(ac) and paragraph (i) below:-

TO REPAIR ROOF, MAIN WALLS, ETC.	(i)	To amend and repair such defects (not attributable to the act of the Tenant or its invitees licensees servants or agents) to the roof main electricity supply cables main drains and water pipes main walls and exterior window frames of the Building and the escalators lifts and central air-cooling and heating plant therein as the Landlord shall discover or as the Tenant or other authorised person or Authority shall by notice in writing bring to the attention of the Landlord and to maintain the same m a proper state of repa1r and condition PROVIDED that the Landlord shall be liable neither to pay compensation to the Tenant in respect of any period during which due to circumstances beyond the control of the Landlord the proper operation of the said escalators lifts central air-cooling and heating plant or any of them shall be interrupted as the result of mechanical failure or need for repair or overhaul nor to grant any abatement of rent or Service Charges in respect of such interruption and PROVIDED further that the Landlord shall be responsible for costs of work of a structural nature.

(ii)	To provide and maintain for the Premises :-

TO SUPPLY AIR-CONDITIONING	(a)	a central air-conditioning service during the hours and on the days specified in the Seventh Schedule hereto PROVIDED that the electric power for any fan-coil air-cooling and circulating units installed within or exclusively for the use of the Premises shall be connected to the Tenant’s electricity supply meter and the Tenant shall pay direct to the supply authority or undertaker for the electric power consumed thereby; and

TO PROVIDE CLEANING SERVICES	(b)	general cleaning services to the interior of the Premises between the hours and on the days specified in the Eighth Schedule hereto subject to the terms of the cleaning contract entered into between the Landlord and such cleaning contractor as shall be employed by the Landlord. No other cleaning contractors shall be permitted to service the Premises.

INSURANCES, ETC.	(iii)	To keep the Building insured (subject to such exclusions and limitations as are imposed by the Insurers and subject to the necessary insurance cover being obtainable from an insurance company of good repute) against loss or damage by fire lightning explosion storm tempest flood earthquake bursting or overflowing of water tanks apparatus and pipes impact aircraft and articles dropped therefrom riot civil commotion labour disturbances and malicious damage and such other risks as may be determined by the Landlord (each of which risks being referred to in this Agreement as “an Insured Risk”) with an insurance company of good repute in such full reinstatement value as the Landlord shall determine including such Architects’ Engineers’ and Surveyors’ fees as the Landlord may determine and other incidental expenses provided always that the Landlord shall not be obliged to insure any fixtures and fittings which may be installed by the Tenant and which may become Landlord’s fixtures and fittings.

TO PAY GOVERNMENT RENT, ETC.	(c)	To pay the Government Rent and Property Tax in respect of the Premises.

APPLICATION OF MONEYS RECEIVED FROM INSURANCE	(d)	To apply all moneys received by virtue of any insurance effected by the Landlord under the provisions of Clause 6(b)(iii) hereof but not further or otherwise in or towards the repairing, rebuilding or replacement of the Premises whether or not in the same form provided that if any competent authority shall refuse permission for or otherwise prevent any rebuilding or replacement or if owners of other premises in the Building shall prevent rebuilding or replacement all such insurance moneys (so far as unapplied as aforesaid) shall be retained by the Landlord and the Tenant shall be entitled within one month of such refusal or prevention subject to there having been no breach of its obligations hereunder forthwith to terminate this Agreement by serving written notice on the Landlord.

FURTHER PROVISIONS	7.	IT IS HEREBY EXPRESSLY PROVIDED AND AGREED as follows :-

RE-ENTRY	(a)	(i)	If the rent reserved hereby the Service Charges or rates or other outgoings or charges hereinbefore referred to, or any part thereof be unpaid (whether formally demanded or not) for the space of eight (8) days next after any of the days on which the same ought to have been paid or in the case of the breach non-observance or non-performance of any of the covenants, restrictions, stipulations and conditions herein contained and on the part of the Tenant to be observed or performed or if the Tenant shall become bankrupt or go into liquidation (except for the purpose of amalgamation or reconstruction of a solvent company) or if the Tenant shall enter into composition or arrangement with its creditors or shall suffer any distress or execution to be levied on the Tenant’s goods or chattels then in any such cases, it shall be lawful for the Landlord at any time thereafter to re-enter into and upon the Premises or any part thereof in the name of the whole and thereupon these presents shall absolutely determine and the deposits paid by the Tenant to the Landlord shall be absolutely forfeited to the Landlord as and for liquidated damages and not as a penalty but without prejudice to any right of action of the Landlord in respect of any breach non-observance or non-performance by the Tenant of the said covenants restrictions stipulations and conditions. All costs and expenses of and incidental to any demand for rent or any other sum payable under these presents or actions or distraint for the recovery of the same shall be paid by the Tenant on a full indemnity basis and shall be recoverable from the Tenant as a debt.

		(ii)	A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry and/or forfeiture herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord and notwithstanding any statutory or common law provision to the contrary.

ABATEMENT OF RENT AND SERVICE CHARGES	(b)	(i)	If the Premises or any part thereof are rendered unusable or inaccessible by an Insured Risk the rent reserved hereby and Service Charges or a part thereof proportionate to the extent to which the Premises shall have been so rendered unusable or inaccessible shall abate and cease to be payable until the same shall have been again rendered fit for use and accessible PROVIDED that there shall be no cessation of rent if any Insurance Policy effected by the Landlord shall have been rendered void or voidable in whole or in part by the act or default of the Tenant or any person deriving title under the Tenant or any of the servants agents invitees or licensees of the Tenant.

		(ii)	Should the Premises be resumed by the Hong Kong Government for town planning or other purposes during the continuance of the term hereby created the Tenant shall vacate the Premises on the date or time notified by the Government and waive all his right and privilege to any claim or demand for damages or compensation which may be afforded to him by any Ordinance in force at that time.

RENAMING OF BUILDING, ETC.	(c)	The Landlord shall at any time and from time to time during the term hereby granted be entitled to change the name of the Building or the complex at present called “YF LIFE CENTRE” of which the building forms part or any part or parts thereof on giving not less than three (3) months’ prior written notice to the Tenant to that effect and in respect thereof the Landlord shall not be liable in damages to the Tenant or be made a party to any other proceedings or for costs or expenses of whatsoever nature incurred by the Tenant as a result of such change.

SALE OR DEMOLITION	(d)	(i)	If the Landlord shall at any time enter into a contract for the sale of the Premises or the Building or any part thereof (including sale of shares of such company / companies holding the Premises or the Building or any part thereof (whether directly or indirectly)) or shall resolve to demolish, re-build or refurbish the Premises or the Building or any part thereof (which intention shall be sufficiently evidenced by a copy of the Resolution of its Board of Directors certified by its Secretary to be a true and correct copy) then in such event the Landlord shall be entitled to give not less than six (6) months’ notice in writing to expire at any time to terminate this Agreement without any compensation and immediately upon the expiration of such notice this Agreement shall terminate but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the covenants restrictions stipulations or conditions herein contained. “Demolish” and/or “rebuild” for the purposes of this Clause shall mean the demolition and/or rebuilding of the whole of the Building or any part or parts (but not necessarily a major part) thereof whether or not including any main walls exterior walls or roof of the Premises and whether or not any part thereof is to be re-built or reconstructed in the same or any other manner. “Refurbish” may or may not include demolition of the Building or any part thereof.

		(ii)	It is also agreed and declared notwithstanding any other provision herein and notwithstanding any law to the contrary the Tenant’s optional right(s)(if any) shall extinguish and determine upon the service of the said notice of termination and the Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any relief against such early determination of optional right(s).

ALLOCATION OF NAME SLAT(S)	(e)	The Tenant shall be allotted one slat on the Main Directory Board on the 16th Floor and one slat on the 16th Floor for the display of the name of the Tenant only, the initial cost of such slat(s) together with the lettering thereon being paid by the Landlord.

ADDITIONAL A.C. SERVICE	(f)	If the Tenant shall require air-conditioning services to be supplied to the Premises outside the hours specified in the Seventh Schedule hereto, the same shall whenever possible be provided by the Landlord on the Tenant giving to the Landlord advance notice of the Tenant’s requirement on the Tenant paying to the Landlord on demand such amount as shall be sufficient to cover the operational and electrical consumption costs (such costs as computed by the Landlord to be conclusive, errors and omissions excepted) involved in running the main air-conditioning plant during such extended hours.

LANDLORD’S WAIVER OF BREACHES	(g)	The acceptance of rent or Service Charges by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of a breach by the Tenant of any of the Tenant’s covenants restrictions stipulations and conditions herein contained.

SECURITY DEPOSIT	(h)	Upon the execution of these presents the Tenant shall pay to the Landlord the sum of HONG KONG DOLLARS THREE HUNDRED SEVENTY THOUSAND NINE HUNDRED SIXTY THREE AND CENTS EIGHTY NINE ONLY (HK.$370,963.89) equivalent to three (3) months’ current rent plus three (3) months’ current Service Charges as deposit for securing the due payment of the rent, Service Charges and any other moneys payable by the Tenant and to secure the performance and observance of the said covenants, restrictions, stipulations and conditions. At the expiration or sooner determination of the term hereby created if the Tenant shall have paid all rent, Service Charges and other moneys payable hereunder and if there shall be no breach of any of the said covenants, restrictions, stipulations and conditions on the Tenant’s part to be observed and performed the Landlord will repay to the Tenant within thirty (30) days after the Tenant shall have surrendered to the Landlord vacant possession of the Premises the said sum without any interest thereon but if there shall be any money due to the Landlord, the Landlord may apply such deposit towards payment of such sums due, and if there shall be any breach of any of the said covenants, restrictions, stipulations and conditions on the part of the Tenant the Landlord shall pay or apply the said deposit or such part thereof as shall be required towards remedying such breach insofar as this may be possible without prejudice to any of the Landlord’s rights or remedies hereunder provided and the Tenant hereby agrees that in the event of there being any increase in rent agreed determined or provided for under this Agreement and/or any increase in Service Charges under the provisions of Clause 3 hereof then and in every such case the Tenant shall pay to the Landlord as further deposit (to be held by the Landlord under the same terms and conditions as in this Clause) a sum equal to the difference between the deposit above-mentioned and three (3) months’ rent as shall have been agreed determined or provided for hereunder plus three (3) months’ Service Charges as increased (as the case may be) such sum to be paid to the Landlord with the payment of increased rent and/or Service Charges next following any such increase.

INTERPRETATION	(i)	(i)	The expression “the Tenant” shall (where the context permits) mean and include the party or parties specifically named and its or their successors in title and permitted assigns.

		(ii)	In this Agreement unless the context requires otherwise words importing the masculine feminine or neuter gender shall include the others of them and words importing the singular number shall include the plural and vice versa.

MARGINAL NOTES	(j)	The marginal headings of the Clauses of this Agreement are for reference only and it is hereby declared that these headings shall not be deemed a part of this Agreement.

COSTS, STAMP DUTIES	(k)	The Stamp Duty and Land Registry registration fee (if any) on this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares and each party hereto shall pay its own legal costs (if any) incidental to the preparation and completion of this Agreement and its counterpart. However, a tenancy agreement preparation cost of HK.$800.00 shall be paid by the Tenant to the Landlord for the preparation of this Agreement upon signing of this Agreement by the Tenant.

SERVICE OF NOTICES	(l)	Any notice and/or court documents required to be served on the Tenant shall be sufficiently served if delivered to or despatched by registered post to or left at the Premises or at the registered office or last known address in Hong Kong of the Tenant or such other change of address in Hong Kong the Tenant has the obligation to notify the Landlord from time to time under this clause and any notice required to be served on the Landlord shall be sufficiently served if delivered to or despatched by registered post to or left at the registered office of the Landlord in Hong Kong or any other address which the Landlord may notify to the Tenant from time to time. A notice sent by registered post shall be deemed to be given at the time when in due course of post it would be delivered at the address to which it is sent.

EXCLUSION OF WARRANTIES	(m)	The Landlord does not represent or warrant that the Premises are suitable for the use or purposes to which the Tenant proposes to put them and the Tenant shall satisfy itself or shall be deemed to have satisfied itself that they are suitable for the purpose for which they are to be used and the Tenant hereby agrees that it will at its own expense apply for any requisite licence or licences permit or permits from all Government or Public Authorities in respect of the carrying on of the Tenant’s business therein and shall execute and comply with all ordinances, regulations, bye-laws, rules, demands, orders, notices, directions and requirements made by all competent Government or Public Authorities in connection with the conduct of such business by the Tenant in the Premises AND the Tenant hereby further agrees to indemnify the Landlord in respect of any breach by the Tenant of this Clause.

(n)	For the purpose of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) and for the purpose of this Agreement the rent in respect of the Premises shall be deemed to be in arrear if not paid in advance at the time stipulated by paragraph (a) (i) hereof.

(o)	For the purpose of the Occupiers Liability Ordinance (Cap. 314) the Tenant shall be deemed for all intents and purposes the occupiers of the Premises.

(p)	No condoning, excusing or waiving by the Landlord of any default, breach or non-observance or non-performance, by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future, unless expressly so provided.

8.	The Tenant hereby expressly admits and declares that no premium fine construction money or key money has been or will be paid to the Landlord by the Tenant for the creation of this Agreement.

EXCLUSION OF REPRESENTATIONS AND RIGHTS	9.	(i)	These presents set out the full agreement between the parties hereto. No other warranties or representations have been made or given relating to the Landlord, the Tenant, the Building, or the Premises or if any warranty or representation has been made the same is hereby waived.

(ii)

Nothing herein contained shall confer on the Tenant any right, interest, privilege, easement or appurtenance whatsoever mentioned or referred to in Section 16(1) of the Conveyancing and Property Ordinance 1984 save those expressly set out herein.

SPECIAL AGREEMENTS PECULIAR TO THIS LETTING	10.	The Parties hereto hereby agree that the terms, or conditions or matters set out in the Ninth Schedule (Special Conditions) hereto (if any) shall apply to this Agreement and shall be incorporated as an integral part of this Agreement.

	11.	For the avoidance of any doubt and notwithstanding any contrary provision contained herein, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) by a person who is not a party to this Agreement.

	12.	Any offer, proposal, representation, warranty or the like in respect of any matter relating to this Agreement or the transaction contemplated therein which the Landlord and any Landlord’s Agent may give or make subsequent to the execution to this Agreement and any conversation, negotiation and discussion or the like in respect of any matter relating to this Agreement or the transaction contemplated therein between the Landlord or any Landlord’s Agent and the Tenant or the Guarantor subsequent to the execution to this Agreement shall not have any effect until the issuance of a relevant written confirmation of the Landlord and shall be subject to that confirmation. Notwithstanding the foregoing, this Agreement may be amended, supplemented or modified only by a written instrument duly executed by each party hereto.

GOVERNING LAW	13.	This Agreement is governed by and construed in accordance with the Laws of the Hong Kong Special Administrative Region. The parties hereby submit to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region.

THE FIRST SCHEDULE ABOVE REFERRED TO

(Clause 1)

PART I

THE GROUND

INLAND LOT NO. 3287 AND INLAND LOT NO. 6936

PART II

THE PREMISES

Rooms 1606-7 on the 16th Floor of the Building (for the purposes of identification only as shown coloured pink on the plan annexed hereto).

THE SECOND SCHEDULE ABOVE REFERRED TO

(Clause 1)

THE TERM

One (1) year and ten (10) months fixed term commencing on the 7th day of January 2026 and expiring on the 6th day of November 2027 (both days inclusive)

THE THIRD SCHEDULE ABOVE REFERRED TO

(Clause 1)

Part I

THE RENT

Period of Time	Rent payable (in Hong Kong Dollars per month) exclusive of Rates and Service Charges

From the 7th day of January 2026
HK$104,032.50 per month
To the 6th day November of 2027

(Clause 2)

PART II

SERVICE CHARGES

l.	The maintenance and management charges payable by the Tenant in respect of the Premises shall be such proportion of the total budgeted expenses in respect of the management (other than certain administration charges) and maintenance of the Building and may be determined from time to time by the Landlord on an alternative basis which said alternative basis shall take account of all parts of the Building for which rates are payable and which at the sole discretion of the Landlord shall be deemed to be a fair and equitable proportion.

2.	The management and maintenance costs to be included in the said budget shall include all costs determined by the Landlord to be necessary or convenient in order to manage and maintain the Premises and the Building as a high class commercial building but excluding certain administration charges and cost of work of a structural or rebuilding nature. Without limiting the generality of the foregoing such costs shall include:

(i)	All sums (other than the Government Rent and premium) payable under the Government Grant under which the land described in the First Schedule hereto is held.

(ii)	The cost of the maintenance and repair of the Building and all plant equipment and machinery therein or provided therefor.

(iii)	That portion of the remuneration of the Landlord which relates to the provision of the service referred to herein.

(iv)	All sums payable by the Landlord for the cost of insurance of the Building and the cost of insurance pursuant to the Landlord’s covenants contained in Clauses 6(b)(iii) and 6(d).

(v)	The cost of employing all necessary persons whether as servants, agents or advisors to provide the service requisite for the proper management and maintenance of the Building and the administration therefor together with the cost of providing all equipment, accommodation, medical expenses, insurance cover, uniform, clothing and materials reasonably necessary for such purposes.

(vi)	Any rent or other sum payable for the use of any building or premises for management or administrative offices or the accommodation of any staff or other person employed by the Landlord or engaged solely in connection with the management and maintenance of the Building, or, in the event that such building or premises are owned by the Landlord, an amount equal to the market rent in respect of such building or premises.

(vii)	The cost of purchasing or hiring all necessary plant and equipment including road vehicles and the cost of providing a sinking fund or other fund or arrangement for the renewal thereof.

(viii)	The cost of fuel or oil incurred in connection with the operation of the plant, equipment, machinery and vehicles provided for or for the benefit of the Building and occupiers thereof.

(ix)	The cost of appropriate lighting for all common areas and external flood lighting.

(x)	Legal and accounting fees and costs.

(xi)	A sum for contingencies.

(xii)	The cost of electricity, water and other similar charges of or in connection with the Building as a whole and not in respect of the use of or consumption by any individual tenant thereof.

(xiii)	The cost of refuse disposal.

(xiv)	The cost of the supply of salt and fresh water to all taps and toilets within the Building.

(xv)	The cost of cleansing the common areas both within and outside the Building and (where applicable) the offices and other occupied units therein.

(xvi)	The provision of security normal air-conditioning and office cleaning services for the Premises and the Building including the maintenance, repair and, as necessary, the replacement of the systems installed therefor.

(xvii)	The cost of providing, operating, maintaining, servicing and replacing as necessary a computer or other automated system to monitor and control management security and other services and facilities for the Building.

3.	The Landlord shall as soon as possible before the commencement of each financial year produce a budget in respect of the forthcoming year.

4.	The Tenant shall on the first (1st) day of each calendar month pay to the Landlord a sum representing one-twelfth of the maintenance and management charges payable by the Tenant in respect of each current financial year.

5.	The Landlord shall increase the Service Charges under the terms of Clause 3 of this Agreement and determine the revised amount payable by the Tenant.

6.	Unless and until varied in accordance with the provisions of Clause 3 hereof, the Service Charges shall be the sum ofHK$19,622.13 per calendar month.

THE FOURTH SCHEDULE ABOVE REFERRED TO

(Clause 4)

FIXTURES AND FITTINGS

SUPPLIED BY THE LANDLORD

A detailed list of the Landlord’s fixtures and fittings shall be set out in the handover form issued by the Landlord to the Tenant regarding the handing over of the Premises shall form part of this Agreement.

THE FIFTH SCHEDULE ABOVE REFERRED TO

(Clause 5(m))

USER

To use the Premises as office premises only and for no other purposes whatsoever.

THE SIXTH SCHEDULE ABOVE REFERRED TO

(Clause 5(aa))

BULKY DELIVERIES

Monday to Friday (inclusive)	From 9:00 a.m. to 5:00 p.m.

Saturday	From 9:00 a.m. to 1:00 p.m.

THE SEVENTH SCHEDULE ABOVE REFERRED TO

(Clause 6(b)(ii)(a))

AIR-CONDITIONING OPERATING HOURS

Monday to Friday (inclusive)	From 8:00 a.m. to 6:00 p.m.

Saturday	From 8:00 a.m. to 2:00 p.m.

except public and statutory holidays

THE EIGHTH SCHEDULE ABOVE REFERRED TO

(Clause 6(b)(ii)(b))

CLEANING SERVICE HOURS

Monday to Saturday (inclusive):	From 7:00 a.m. to 7:00 p.m.

except public and statutory holidays

THE NINTH SCHEDULE ABOVE REFERRED TO

(Clause 10)

SPECIAL CONDITIONS

1.	It is hereby agreed that if the Tenant shall wish to take a further term of Two (2) years from the expiration of the term hereby granted and shall from the Sixth (6th) to Seventh (7th) months before the expiration of the term give to the Landlord written notice to that effect and shall have paid the rent hereby reserved and reasonably performed and observed the terms and conditions on its part herein contained up to the expiration of the term hereby granted then the Landlord is bound to and shall let the Premises to the Tenant a further term of Two (2) years (hereinafter called “the Further Term”) from such expiration at a new monthly rent (The “New Monthly Rent”) exclusive of rates and Service Charges determined as hereinafter specified and subject to the same terms and conditions as are herein contained save and except this Clause (2) and the provision for Rent Free Period.

The New Monthly Rent to be paid for the Further Term shall be the prevailing market rent for similar type of office premises in the Wanchai District of Hong Kong determined as follows and the following terms shall apply:-

(i)	by agreement between the parties hereto;

(ii)	failing agreement as in (i) above not more than six months nor less than three months before the expiration of the term hereby granted then by an independent professional valuer or firm of professional valuers (“valuers”) to be jointly appointed by the parties hereto before the expiration of the term hereby granted;

(iii)	failing such a joint appointment before the expiration of the term hereby granted then by a valuer to be appointed on the application of either party by the President (or in his absence, a Vice-president) for the time being of the Hong Kong Institute of Surveyors.

(iv)	fu the event that the rent for the Further Term has not been determined as hereinbefore provided before the expiration of the term hereby granted the rent payable immediately prior to the expiration thereof (disregarding any abatement of rent which may be in effect under Clause 7(b) hereof) shall continue to be paid until the rent has been so determined but shall be adjusted retrospectively to the date of the commencement of the Further Term and the rent having been so determined shall be paid and accounted for accordingly within 21 days of such determination;

(v)	the valuer shall act as an expert and not as an arbitrator and shall be required to determine the sum which in his opinion represents the prevailing market rent for the Premises as if the same were being let with vacant possession on the prevailing market for a term equal to the Further Term without reference to any other adjustment of rent during the said term but otherwise having regard to all issues which in the sole opinion of the valuer appear relevant subject to sub-clause (vi) immediately following;

(vi)	the valuer shall determine the prevailing market rent disregarding

(1)	any effect on rent of the fact that the Tenant may have been in occupation of the Premises;

(2)	any goodwill attached to the Premises by reason of its use by the Tenant;

(3)	any effect on rent of any authorised improvement addition alteration or other work made or carried out by the Tenant at its own expense otherwise than under any obligation to the Landlord whether under this Agreement or otherwise;

(4)	any abatement of rent under Clause 7(b) hereof but on the following assumptions (if not facts):-

(a)	that all the terms and conditions herein contained have been fully observed and performed at all times;

(b)	that on the commencement date of the Further Term the Premises are fit for immediate occupation and use that no addition alteration or other work has been made or carried out by the Tenant or any subtenant during the term hereby granted which has diminished the rental value of the Premises;

(c)	that in the event that the Premises have been destroyed or damaged they had not been so destroyed or damaged.

(d)	the cost and expenses of the valuer shall be borne by the Landlord and the Tenant in equal shares

(e)	The decision of the valuer shall be final and binding upon both parties and shall determine the New Monthly Rent for the Further Term as if it had been expressly provided for and stated herein.

2.	Notwithstanding anything to the contrary in this Agreement, the Tenant shall, at the expiration or sooner determination of the Term, quietly yield up the Premises in a “as-is where-is” condition and hand over the same together with all fixtures fittings and additions, partitions, floor coverings, erections, and alterations (if any) whether the same were made or installed by the Tenant or otherwise and whether during the term hereof or at any time prior thereto upon or in the Premises in good, clean and substantial repair and condition.

3.	(i)	Without prejudice to Clause S(u) hereof, the Landlord agrees that the Tenant may, subject to the Tenant’s due compliance and performance of the terms of this Agreement, grant a licence to FT Foundation Capital Fund, an Exempt Company incorporated in the Cayman Islands, whose registered office is maintained by Harneys Fiduciary (Cayman) Limited of 4th Floor, Harbour, 103 South Church Street, P.O. Box 10240, Grand Cayman, KYl-1002, Cayman Islands (Cayman Islands Registration No.321568) (the “Occupant”) to share the use of the Premises as office.

(ii)	The Tenant shall obtain the prior written approval of the Landlord before signing any licence agreement or document for the sharing of use of the Premises pursuant to sub-clause (i) above.

(iii)	The Tenant shall ensure the Occupant’s observance of the covenants, terms and conditions of this Agreement and without prejudice to the rights of the Landlord, whether under this Agreement or otherwise, the Tenant is primarily liable for any acts and omission of the Occupant, its respective employees, servants, representatives, agents, visitors and occupiers at or in relation to the Premises.

(iv)	Notwithstanding anything herein contained to the contrary, the Landlord agrees to arrange for one (1) additional slat(s) for the Occupant on the Main Directory Board on the Ground Floor for the display of the name of the Occupant, the initial cost of such additional slat(s) together with the lettering thereon being paid by the Tenant.

(v)	The Tenant shall provide the Landlord the particulars and personal identification OR supporting corporate documents (as the case may be) of the Occupant and such other information as reasonably requested by the Landlord for its approval, which approval shall not be unreasonably withheld. Except for the Occupant, the Tenant is prohibited from granting any licence to or otherwise sharing the Premises to any person or entity in contravention of Clause 5(u) and Clause 3 of this Ninth Schedule. The Tenant shall inform the Landlord forthwith if it is aware that the Occupant would cease in occupation of the Premises.

(vi)	The Tenant acknowledges and confirms that the licence agreement or sharing use arrangements with the Occupant shall not in any aspect be construed to be a tenancy or an agreement for tenancy or creating any landlord and tenant relationship or conferring and right of tenancy or any protection of tenancy whether by agreement or at law or in equity. At the expiry or sooner determination of the term of tenancy under this Agreement, the Occupant’s right to use the Premises shall determine forthwith, and the Tenant shall procure that the Occupant shall forthwith vacate the Premises without any claim or demand from the Landlord.

(vii)	For the avoidance of doubt, an agreement or arrangement made pursuant to Clause 3 of this Ninth Schedule shall not be treated as a breach or non-compliance with Clause 5(u) of this Agreement.

IN WITNESS whereof this Agreement has been executed by the parties hereto the day and year first above written.

SIGNED by	)
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of Alvarez & Marsal Asia Limited in her capacity as one of the joint and several receivers and managers for and on behalf of the Landlord, PIONEER TIME INVESTMENT LIMITED (Receivers and Managers Appointed) and as its agent without personal liability in the presence of:

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SIGNED by	)
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for and on behalf of the Tenant	)
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In the presence of :-)
)
Signature: ____________________________	)
)
Name: ______________________________	)

RECEIVED on the day and year first above written the sum of HONG KONG DOLLARS THREE HUNDRED SEVENTY THOUSAND NINE HUNDRED SIXTY THREE AND CENTS EIGHTY NINE ONLY being the deposit hereinbefore expressed to be payable by the Tenant to the Landlord.	)
)
)
)
)
)
) HK$370,963.89
)
)

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